Exhibit 99.1

LIBERTY GLOBAL TERMINATES DISCUSSIONS REGARDING COMBINATION OF UPC SWITZERLAND AND SUNRISE,
CONFIRMS TURNAROUND PLAN ON TRACK

Denver, Colorado - December 16, 2019

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) announced that it has terminated discussions regarding the combination of UPC Switzerland and Sunrise Communications.

“We wish Sunrise well but we are moving on. Despite our willingness to show significant flexibility on terms, it’s clear to us that the Sunrise Board of Directors and their largest shareholder cannot agree amongst themselves on the best path forward,” said Mike Fries, CEO of Liberty Global. “As we close that door, we are excited by the success of UPC Switzerland’s turnaround plan and free cash flow generation, and we will obviously consider other strategic options in the marketplace. We’ve seen in The Netherlands, Belgium and elsewhere around the world, that the industrial logic of fixed-mobile convergence is indisputable. UPC Switzerland is the fulcrum asset in the Swiss telecom market, with a nationwide 1 Gigabit network, the best entertainment platform and a growing fixed-mobile subscriber base.”

Liberty Global and Sunrise announced a binding agreement on February 27, 2019 and the combination received unconditional regulatory approval in September. However, in October, Sunrise cancelled its extraordinary general meeting (EGM), with approval from Liberty Global, due to a dispute with its largest shareholder and the Share Purchase Agreement providing for the transaction was terminated in November. After payment to Liberty Global of a CHF 50 million break fee, negotiations continued up until this announcement.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:                 Corporate Communications:
Matt Coates +44 20 8483 6333            Molly Bruce +1 303 220 4202
John Rea +1 303 220 4238            Matt Beake +44 20 8483 6428
Stefan Halters +44 20 8483 6211